Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of Verb Technology Company, Inc. (the “Company”) on the 8-K/A filing of our report dated April 11, 2025, except for Notes 2, 2A, 3A, 9, as to which the date is June 25, 2025, with respect to our audits of the financial statements of LyveCom Inc. as of December 31, 2024 and 2023 (restated). Our report includes an emphasis-of matter for the restatement of the 2024 and 2023 Financial Statements, which is part of the 8-K/A filing.

GRASSI & CO., CPAs, P.C.

Jericho, New York

June 25, 2025